                                                                    Exhibit 4(g)

                                 AMENDMENT NO. 4
                                       TO
                          THE LINCOLN ELECTRIC COMPANY
                              EMPLOYEE SAVINGS PLAN
                          (EFFECTIVE NOVEMBER 1, 1994)

                  The Lincoln Electric Company, an Ohio corporation, hereby adopts this Amendment No. 4 to The Lincoln Electric Company Employee Savings Plan (Effective November 1, 1994).

                                       I.

                  Effective as of January 1, 1997, Section 1.1(12) of the Plan is hereby amended in its entirety to read as follows:

                  "(12) Company Stock: Voting Common Shares, without par value and non-voting Class A Common Shares, without par value, of the Company."

                                      II.

                  Effective as of January 1, 1997, Section 1.1(13) of the Plan is hereby deleted and the following Subsections are substituted therefor:

                  "(13) Company Non-Voting Stock Fund: An Investment Fund invested primarily in non-voting Class A Common Shares, without par value, of the Company.

                  (13A) Company Voting Stock Fund: An Investment Fund invested primarily in voting Common Shares, without par value, of the Company."

                                      III.

                  Effective as of January 1, 1997, Section 1.1(36) of the Plan is hereby amended in its entirety to read as follows:

                  "(36) Matching Employer Contribution Percentage: Twenty-five
         (25) percent or such other percentage as the Company shall establish for a Plan Year on or before the date or dates on which Matching Employer Contributions, if any, are made for such Plan Year, to apply against Members' Before-Tax Contributions to determine the Matching Employer Contributions for such Plan Year."

                                       IV.

                  Effective as of January 1, 1997, Section 3.2 of the Plan is hereby amended in its entirety to read as follows:

                  "3.2 Payments to Trustee. Before-Tax Contributions shall be transmitted to the Trustee as soon as practicable, but in any event not later than the 15th business day of the month following the month in which such Contributions would otherwise have been paid to the Members."

                                       V.

                  Effective as of January 1, 1997, the first sentence of Section
4.1 of the Plan is hereby amended by deleting the second parenthetical phrase set forth therein and substituting therefor the following:

         "(not in excess of 6% of Compensation or such other percentage specified by the Company before the beginning of the Plan Year)."

                                       VI.

                  Effective as of January 1, 1997, Section 4.3 of the Plan is hereby amended in its entirety to read as follows:

                  "4.3 Allocation of Matching Employer Contributions. Each Employer's Matching Employer Contributions made for a Plan Year shall, subject to the provisions of Sections 3.5(3), 3.6(5) and 3.7(3), be allocated and credited to the Account of each Employee of the Employer who is entitled to receive a Matching Employer Contribution and for whom Before-Tax Contributions were made during such Plan Year, with each such Employee being credited with a portion of such Employer's Matching Employer Contribution equal to the Matching Employer Contribution Percentage of the Before-Tax Contributions (not in excess of 6% of Compensation or such other percentage specified by the Company before the beginning of the Plan Year) made for him pursuant to 3.1. An Employee of the Employer for whom Before-Tax Contributions are made shall be entitled to receive an allocation of Matching Employer Contributions in accordance with the preceding sentence, unless such Before-Tax Contributions are made for any period while he was an Employee of the Harris Calorific Division or Sealseat Division of the Company."

                                      VII.

                  Effective as of January 1, 1997, the second sentence of
Section 5.1 of the Plan is hereby amended to read as follows:

         "Notwithstanding the foregoing, the Investment Committee shall direct the Trustee to establish and maintain a Company Voting Stock Fund and a Company Non-Voting Stock Fund as two of the Investment Funds."

                                      VIII.

                  Effective as of January 1, 1997, the first sentence of Section
5.5 of the Plan is hereby deleted and the following new sentences are substituted therefor:

         "Each Member may, pursuant to rules and procedures adopted by the Administrative Committee, direct that Before-Tax, Rollover and Employer Contributions, other than Matching Employer Contributions, made by or for him shall be invested in any or all of the Investment Funds. Matching Employer Contributions shall be invested in the Company Non-Voting Stock Fund (or in such other Investment Fund as the Investment Committee shall designate for such purpose) and shall not be subject to the Members' investment directions."

                                       IX.

                  Effective as of January 1, 1997, the last sentence of Section 5.7(1) of the Plan is hereby amended to read as follows:

         "Each loan shall be charged against the Member's Vested Interest in his Sub-Accounts as follows: first, against the Member's Rollover Contributions Sub-Account, if any; second, to the extent necessary against the Member's Before-Tax Contributions Sub-Account; third, to the extent necessary against the Member's Qualified Nonelective Contributions Sub-Account, if any; fourth, to the extent necessary, against the Member's Matching Employer Contributions Sub-Account, if any; and fifth, to the extent necessary against the Member's Profit Sharing Contributions Sub-Account, if any."

                                       X.

                  Effective as of January 1, 1997, Section 6.7 of the Plan is hereby amended in its entirety to read as follows:

                  "6.7 Withdrawals on Account of Hardship. (1) Upon not less than 30 days prior written notice filed with the Administrative Committee, effective as of any Valuation Date, a Member who is an Employee and who has obtained all distributions and withdrawals (other than for Hardship) and all nontaxable loans then available under all plans maintained by the Controlled Group, may request, on a form provided by and filed with the Committee, a withdrawal on account of Hardship of all or a part of his Vested Interest in the following Sub-Accounts: Rollover Contributions Sub-Account, Before-Tax Contributions Sub-Account (excluding any earnings allocated thereto),

         Qualified Nonelective Contributions Sub-Account, Matching Employer Contributions Sub-Account and Profit Sharing Contributions Sub-Account. Upon making a determination that the Member is entitled to a withdrawal on account of Hardship, the Committee shall direct the Trustee to distribute to such Member the amount requested and charge the amount of the withdrawal to the Member's Sub-Accounts in the order set forth in the preceding sentence, provided, however, that the amount of the withdrawal shall not be in excess of the amount necessary to alleviate such Hardship. If a withdrawal on account of Hardship is made by a Member pursuant to this Subsection, the following rules shall apply notwithstanding any other provision of the Plan (or any other plan maintained by the Controlled Group) to the contrary: (a) the Member's Before-Tax Contributions to the Plan (or any comparable contributions to any other plan maintained by the Controlled Group) shall be suspended for a period of 12 months following receipt of the Hardship withdrawal; and (b) the amount of the Member's Before-Tax Contributions (and any comparable contributions to any other plan maintained by the Controlled Group) for the Member's taxable year immediately following the taxable year of the Hardship withdrawal shall not be in excess of the applicable limit under section 402(g) of the Code for such next taxable year less the amount of such Member's Before-Tax Contributions (and any comparable contributions to any other plan maintained by the Controlled Group) for the taxable year of the Hardship withdrawal. A Member who has made a withdrawal pursuant to this Section and who desires to resume having Before-Tax Contributions made for him may do so, as of any Valuation Date after the expiration of the suspension period specified in this Section, if he is then an Eligible Employee and he again enrolls as a contributing Member pursuant to Sections 2.2 and 3.1.

                  (2) Withdrawals from a Member's Sub-Accounts made pursuant to this Section shall be allocated among the Investment Funds in the same proportion as the value (determined as of the Valuation Date which is the effective date of such withdrawal) of such Member's Sub-Accounts invested in each such Investment Fund bears to the total value (determined as of such Valuation Date) of such Sub-Accounts."

                                       XI.

                  Effective as of January 1, 1997, Section 6.11 of the Plan is hereby amended in its entirety to read as follows:

                  "6.11 Distribution of Company Stock. Notwithstanding the preceding provisions of this Article, a Member or Beneficiary who is eligible to receive a distribution pursuant to this Article VI (other than pursuant to Section 6.7) may elect to receive that portion of his distribution which is attributable to his interest in the Company Voting Stock Fund or in the Company Non-Voting Stock Fund in the form of whole shares of the Company Stock invested in such Fund, with any fractional shares of such Stock in cash."

                  EXECUTED at Cleveland, Ohio, this 31st day of December, 1996.

                                     THE LINCOLN ELECTRIC COMPANY

                                     By /s/ Frederick G. Stueber
                                        ----------------------------------------
                                     Title: Senior Vice President, General
                                            Counsel, and Secretary

                                     And________________________________________
                                     Title: